Exhibit 4.4

FORM OF INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT

This INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (the “Agreement”) has been entered into as of [●], 2021 (the “Effective Date”) by and between Verint Systems Inc. (“VSI”), a Delaware corporation having an office at 175 Broadhollow Road, Melville, New York 11747 USA and Cognyte Software Ltd. (“SpinCo”), an Israeli corporation having an office at 33 Maskit, Herzliya Pituach 4673333 Israel. VSI and SpinCo may also be referred to individually as a “Party” or collectively as “Parties”.

RECITALS

WHEREAS, VSI and SpinCo have entered into this Agreement, and this Agreement will become effective, immediately prior to that certain Separation and Distribution Agreement dated as of [●], 2021 (the “SDA”);

WHEREAS, in connection with the transactions contemplated by the SDA, VSI will license to SpinCo certain intellectual property rights that both VSI and SpinCo use in their respective businesses on the Effective Date, in accordance with the terms and restrictions set forth in this Agreement; and

WHEREAS, in connection with the transactions contemplated by the SDA, SpinCo will license to VSI certain intellectual property rights that both VSI and SpinCo use in their respective businesses on the Effective Date, in accordance with the terms and restrictions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and the SDA, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS

Unless otherwise defined below or in this Agreement, any capitalized term used in this Agreement shall have the meaning given to it in the SDA. In this Agreement:

1.1    “Cognyte Ltd.” means Cognyte Technologies Israel Ltd.

1.2     “Confidential Information” means: (a) any information or materials that a Party discloses to the other Party in connection with this Agreement and that is designated by the disclosing Party as confidential or proprietary at the time of disclosure; or (b) any other information or materials disclosed by a Party to the other Party in connection with this Agreement that should reasonably be understood to be confidential by the receiving Party at the time of the disclosure. “Confidential Information” includes the VSI Licensed IP or the SpinCo Licensed IP that is confidential.

1.3    “Controlled” means, with respect to any particular Intellectual Property, having the power and authority, whether arising by ownership, license, or other authorization, to grant and authorize under such Intellectual Property the license of the scope granted to the other Party under this Agreement without (i) requiring payment of any royalty or other amounts to a third party, and/or (ii) giving rise to any violation of the terms of any written agreement between the granting Party and any third party existing at the time such license first comes into effect hereunder.

1.4    “Funded Companies” means Verint CES and Cognyte Ltd.

1.5    “IIA” means the Israel Innovation Authority.

1.6    “IIA Funded Technology” means, a technology that was developed by a Funded Company, with funding provided by the IIA. The IIA Funded Technology developed by Cognyte Ltd. is listed on Schedule 1.6(a) hereto and the IIA Funded Technology developed by Verint CES is listed on Schedule 1.6(b) hereto.

1.7    “Limited Use” means to use, practice, reproduce, distribute, perform, display, exploit, make, have made, sell, offer for sale, have sold, import, and supply Intellectual Property, and to commercialize and market products and services thereunder. Notwithstanding anything to the contrary in this Agreement, the term “Limited Use” expressly excludes preparation of modifications, derivative works or improvements, or any other form of research and development, of or on Intellectual Property.

1.8    “Intellectual Property” means all of the following whether arising under the Laws of the United States or of any foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions (“Patents”), (b) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (c) Trade Secrets, and (d) all industrial property rights (other than trademark, service mark, trade dress and other indicators of origin). As used in this Agreement, the term “Intellectual Property” expressly excludes Trademarks.

1.9    “SpinCo Business” means the SpinCo Business as defined in the SDA.

1.10    “SpinCo IP” means Intellectual Property (except for Patents) that is Controlled by SpinCo as of the Effective Date, after giving effect to the SDA.

1.11    “SpinCo Patents” means (i) Patents that are Controlled by SpinCo as of the Effective Date, after giving effect to the SDA, or (ii) a Patent obtained or acquired after the Effective Date that claims priority to the Patents in subsection (i).

1.12    “Trademarks” means all trademarks, service marks, logos, trade dress, trade names, domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register and renewals of the foregoing anywhere in the world and all goodwill associated therewith.

1.13    “Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, models, techniques, inventions (whether patentable or unpatentable) and other works, whether or not developed or reduced to practice, customer, vendor and prospect lists and all associated information or databases, and other confidential or proprietary information.

1.14    “Use” or “Using” means to use, practice, reproduce, distribute, perform, display, exploit, make, have made, sell, offer for sale, have sold, import, supply, to prepare modifications, derivative works or improvements based upon the Intellectual Property, and to commercialize and market products and services thereunder.

1.15    “Used in the SpinCo Business” means Used (as defined above) in the SpinCo Business (including products or services under active development) as of the Effective Date as established by written records of SpinCo or VSI with respect to the SpinCo Business as of the Effective Date.

1.16    “Used in the VSI Business” means Used (as defined above) in the VSI Business (including products or services under active development) as of the Effective Date as established by written records of VSI or SpinCo with respect to the VSI Business as of the Effective Date.

1.17    “Verint CES” means Verint CES Ltd.

1.18    “VSI Business” means the CES Business as defined in the SDA.

1.19    “VSI IP” means Intellectual Property (except for Patents) that is Controlled by VSI as of the Effective Date, after giving effect to the SDA.

1.20    “VSI Patents” means (i) Patents that are Controlled by VSI as of the Effective Date, after giving effect to the SDA, or (ii) a Patent obtained or acquired after the Effective Date that claims priority to the Patents in subsection (i).

2.     LICENSE GRANT FROM VSI TO SPINCO

2.1    License Grant. With respect to any VSI IP or VSI Patents that are Used in the SpinCo Business as of the Effective Date:

(a)    VSI and its Affiliates hereby grant to SpinCo a non-exclusive, perpetual, irrevocable (except as provided herein), royalty-free, non-transferable, and non-sublicensable (except as permitted by Section 2.2) license to Use such VSI IP and VSI Patents solely within the SpinCo Business as it existed on the Effective Date, but also including any new product versions or new products that are developed internally by SpinCo or its Affiliates after the Effective Date which are within the scope of the SpinCo Business as it existed on the Effective Date.

(b)    If after the Effective Date, SpinCo acquires any Person, the products and services of such Person that are in existence as of the date of such acquisition (“SpinCo Acquisition Date”) shall be covered under the license provided by Section 2.1(a) from and after the SpinCo Acquisition Date, solely to the extent that such products and services are within the scope of the SpinCo Business as it existed on the Effective Date.

(c)    If SpinCo undergoes a change in control with a third party or if all or substantially all of the equity or assets of SpinCo are sold, assigned, conveyed or otherwise transferred (in any manner by one transaction or a set of related transactions), including by operation of law, then the license granted under Section 2.1(a) shall terminate in its entirety as of the effective date of the transaction.

(d)    If SpinCo sells, assigns or otherwise transfers (in any manner by one transaction or a set of related transactions), including by operation of law, to a third party a product line, a line of business, or a business unit, then the license granted under Section 2.1(a) shall be transferrable with respect to such product line, line of business, or business unit (as applicable), but shall not apply to any other products, product line, line of business, or business unit of the third party.

2.2    Sublicense Rights.

(a)    SpinCo may sublicense any or all of the rights granted to SpinCo pursuant to Sections 2.1 and/or 2.2(b) to SpinCo’s Affiliates. Any sublicenses granted to SpinCo Affiliates shall be and remain subject to all of the restrictions, limitations, and obligations set forth in this Agreement, including, without limitation:

(i)    If a SpinCo Affiliate receives a sublicense of the rights granted to SpinCo under Section 2.1, the requirements and limitations in Section 2.1(c) shall apply to such SpinCo Affiliate in the following events: (1) if such SpinCo Affiliate undergoes a change in control with a third party, or (2) if all or substantially all of the equity or assets of such SpinCo Affiliate are sold, assigned, conveyed or otherwise transferred (in any manner by one transaction or a set of related transactions), including by operation of law.

(ii)    If a SpinCo Affiliate receives a sublicense of the rights granted to SpinCo under Section 2.1, the requirements and limitations in Section 2.1(d) shall apply to such SpinCo Affiliate in the event such SpinCo Affiliate sells, assigns or otherwise transfers (in any manner by one transaction or a set of related transactions), including by operation of law, to a third party a product line, a line of business or a business unit.

(b)    SpinCo may grant sublicenses on customary terms (including restrictions on use and disclosure at least as restrictive as those set forth herein) of the rights granted under Sections 2.1 subject to the limitations of the rights granted under Sections 2.1, to their customers, distributors, resellers and/or end-users in connection with any products or services provided by SpinCo solely for the purpose of permitting such customers, distributors, resellers and/or end-users to distribute or use such products or services in the ordinary course of business.

2.3    Other Licenses. For the avoidance of doubt, the foregoing license grants shall be in addition to any licenses that may be granted under the other Ancillary Agreements or a separate commercial arrangement that may be entered into by the Parties.

3.     LICENSE GRANT FROM SPINCO TO VSI

3.1    License Grant. With respect to any SpinCo IP or SpinCo Patents that are Used in the VSI Business as of the Effective Date:

(a)    SpinCo and its Affiliates hereby grant to VSI and its Affiliates a non-exclusive, perpetual, irrevocable (except as provided herein), royalty-free, non-transferable, and non-sublicensable (except as permitted by Section 3.2) license to Use such SpinCo IP and SpinCo Patents solely within the VSI Business as it existed on the Effective Date, but also including any new product versions or new products that are developed internally by VSI or its Affiliates after the Effective Date which are within the scope of the VSI Business as it existed on the Effective Date.

(b)    If after the Effective Date, VSI acquires any Person, the products and services of such Person that are in existence as of the date of such acquisition (“VSI Acquisition Date”) shall be covered under the license provided by Section 3.1(a) from and after the VSI Acquisition Date, solely to the extent that such products and services are within the scope of the VSI Business as it existed on the Effective Date.

(c)    If VSI undergoes a change in control with a third party or if all or substantially all of the equity or assets of VSI are sold, assigned, conveyed or otherwise transferred (in any manner by one transaction or a set of related transactions), including by operation of law, then the license granted under Section 3.1(a) shall terminate in its entirety as of the effective date of the transaction.

(d)    If VSI or an Affiliate of VSI sells, assigns or otherwise transfers (in any manner by one transaction or a set of related transactions), including by operation of law, to a third party a product line, a line of business, or a business unit, then the license granted under Section 3.1(a) shall be transferrable with respect to such product line, line of business, or business unit (as applicable), but shall not apply to any other products, product line, line of business, or business unit of the third party.

3.2    Sublicense Rights. VSI and its Affiliates may grant sublicenses on customary terms (including restrictions on use and disclosure at least as restrictive as those set forth herein) of the rights granted under Sections 3.1, subject to the limitations of the rights granted under Sections 3.1, to their customers, distributors, resellers and/or end-users in connection with any products or services provided by VSI or its Affiliates solely for the purpose of permitting such customers, distributors, resellers and/or end-users to distribute or use such products or services in the ordinary course of business.

3.3    Other Licenses. For the avoidance of doubt, the foregoing license grants shall be in addition to any licenses that may be granted under the other Ancillary Agreements or a separate commercial arrangement that may be entered into by the Parties.

4.     LICENSE OF IIA FUNDED TECHNOLOGY

4.1    License of IIA Funded Technology. Notwithstanding the provisions of Sections 2 and 3, with respect to any IIA Funded Technology, unless otherwise provided in Section 4.2, the licenses granted under Section 2 and Section 3 are for Limited Use rather than for Use.

4.2    Option for Development License. In the event that either Party determines that it has a bona fide business need to Use (rather than being restricted to Limited Use) IIA Funded Technology of the other Party that is licensed for Limited Use hereunder, then upon provision of a written request to such effect, the Funded Companies shall jointly approach the IIA to seek approval for the expansion of the license provided hereunder from a Limited Use license to a Use license and agree to cooperate and use their respective commercially reasonable efforts to obtain the approval of the IIA, including the execution of all customary documents that may be required by the IIA in connection with granting such approval. From and after the receipt of such approval from the IIA, the license granted under Section 2 or Section 3 (as applicable) with respect to the IIA Funded Technology that is covered by such IIA approval will automatically be a Use license, but subject to any limitations imposed by such IIA approval (including any limitations the IIA may impose on which Affiliates of the Parties the right to Use may extend to), without further action of the Parties. A Party that wishes to expand the license pursuant to this Section 4.2, shall be liable for any and all costs and expenses in relation thereto, including any payments to the IIA in connection with such Use license.

5.     RESTRICTIONS AND CONFIDENTIALITY

5.1    Restrictions on SpinCo. SpinCo and its Affiliates shall not directly or indirectly: (a) participate in any standards-setting or similar organization that would require the VSI IP or VSI Patents to be licensed, disclosed or distributed to any third party;

(b) use the VSI IP in conjunction with any open source software in any manner that would require the VSI IP to be disclosed or distributed in source code form to any third party; or (c) disclose any of the information or materials contained in the VSI IP to any third party without the prior written consent of VSI, other than to SpinCo’s personnel who have a business need-to-know, provided such personnel are themselves bound by written confidentiality agreements with restrictions at least as restrictive as those set forth in this Section 5.

5.2    Restrictions on VSI.    VSI and its Affiliates shall not directly or indirectly: (a) participate in any standards-setting or similar organization that would require the SpinCo IP or SpinCo Patents to be licensed, disclosed or distributed to any third party; (b) use the SpinCo IP in conjunction with any open source software in any manner that would require the SpinCo IP to be disclosed or distributed in source code form to any third party; or (c) disclose any of the information or materials contained in the SpinCo IP to any third party without the prior written consent of SpinCo, other than to VSI’s personnel who have a business need-to-know, provided such personnel are themselves bound by written confidentiality agreements with restrictions at least as restrictive as those set forth in this Section 5.

5.3    Confidentiality. The Party that receives, pursuant to this Agreement, any Confidential Information (“Receiving Party”) of the other Party (“Disclosing Party”) shall keep all such Confidential Information in Receiving Party’s possession or reasonable control confidential and shall not disclose any such Confidential Information to any third party without the prior written consent of the Disclosing Party, other than the Receiving Party’s representatives who have a business need-to-know such Confidential Information. The Receiving Party shall exercise at least the same degree of care to safeguard the confidentiality of the Disclosing Party’s Confidential Information as it does to safeguard its own proprietary or confidential information of equal importance, but not less than a reasonable degree of care. The Receiving Party shall ensure, by instruction, contract, or otherwise with its representatives that such representatives comply with the provisions of this Section 5.3. The Receiving Party shall promptly notify the Disclosing Party in the event that the Receiving Party learns of any unauthorized use or disclosure of such Confidential Information by it or its representatives, and shall promptly take all actions necessary to correct and prevent such use or disclosure.

5.4    Exclusions. The confidentiality obligations in Section 5.3 shall not apply to any Confidential Information which: (a) is or becomes generally available to and known by the public (other than as a result of a non-permitted disclosure or other wrongful act directly or indirectly by the Receiving Party); (b) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party was bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party which was breached by the disclosure; (c) has been or is hereafter independently acquired or developed by the Receiving Party without reference to such Confidential Information and without otherwise violating any confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party; (d) was in the possession of the Receiving Party at the time of disclosure by the Disclosing

Party without restriction as to confidentiality; or (e) is requested or required to be disclosed to a regulatory authority, provided that the Receiving Party promptly notifies, to the extent practicable, the Disclosing Party in writing of such request or demand for disclosure so that the Disclosing Party, at its sole expense, may seek to make such disclosure subject to an appropriate remedy to preserve the confidentiality of the Confidential Information.

6.     TERM AND TERMINATION

6.1    Term. This Agreement and all rights and licenses granted hereunder shall commence on the Effective Date and shall continue until terminated by either Party in accordance with this Section 5.

6.2    Termination Rights.

(a)    Termination by Mutual Agreement. At any time, for any reason whatsoever, this Agreement may be terminated effective immediately upon the Parties’ mutual agreement.

(b)    Termination for Breach. Either Party may terminate this Agreement if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice thereof. If such breach is incurable, termination shall be effective immediately upon written notice to the breaching party.

(c)    Termination for Bankruptcy/Insolvency. Either Party may, upon written notice to the other Party, immediately terminate this Agreement in the event the other Party files a voluntary petition under the United States Bankruptcy Code or the insolvency laws of any state or any other jurisdiction; or has an involuntary petition filed against it under the United States Bankruptcy Code, is the subject of a similar filing under the bankruptcy or insolvency laws of any other jurisdiction, or a receiver is appointed for its business, unless such petition or appointment of a receiver is dismissed within sixty (60) days.

6.3    Effect of Termination.

(a)    In the event of termination of this Agreement pursuant to Section 6.2:

(i)    any sublicenses granted by SpinCo or its Affiliates to customers, distributors, resellers and/or end-users pursuant to Section 2.2 shall remain in effect in accordance with the terms of any agreement then in place between SpinCo or its Affiliates, and such customers, distributors, resellers and/or end-users, as applicable, for the duration of the then-current term of such agreement; and

(ii)    any sublicenses granted by VSI or its Affiliates to customers, distributors, resellers and/or end-users pursuant to Section 3.2 shall remain in effect in accordance with the terms of any agreement then in place between VSI or its Affiliates, and such customers, distributors, resellers and/or end-users, as applicable, for the duration of the then-current term of such agreement.

(b)    In the event of termination of this Agreement pursuant to Section 6.2(b) or Section 6.2(c), subject to 6.3(a), the licenses granted by the non-breaching Party (in the case of termination pursuant to Section 6.2(b)) or the non-bankrupt/insolvent Party (in the case of termination pursuant to Section 6.2(c)) shall immediately terminate and any and all rights granted pursuant to this Agreement to Use the Intellectual Property of the non-breaching Party (in the case of termination pursuant to Section 6.2(b)) or the non-bankrupt/insolvent Party (in the case of termination pursuant to Section 6.2(c)) shall cease and terminate. Further, the licenses and rights granted by the breaching Party to the non-breaching Party (in the case of termination pursuant to Section 6.2(b)) or granted by the bankrupt/insolvent Party to the non-bankrupt/insolvent Party (in the case of termination pursuant to Section 6.2(c)) shall survive such termination, but remain subject to the limitations and restrictions expressly set forth in this Agreement.

7.     INDEMNIFICATION; ASSUMPTION OF RISK

7.1    Indemnification by SpinCo. SpinCo shall fully indemnify and hold harmless VSI and its Affiliates and their respective directors, officers, employees and agents (the “VSI Indemnified Parties”) from and against any and all losses, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Damages”) incurred by any such VSI Indemnified Party based on any third party claim (a) arising out of or relating to SpinCo’s breach of this Agreement, or (b) alleging that any VSI Indemnified Party is responsible for any action by any SpinCo Indemnified Party (as defined in Section 7.2) by reason of such SpinCo Indemnified Party’s Use of the VSI IP or VSI Patents, solely to the extent such claim arises out of such Use.

7.2    Indemnification by VSI. VSI shall fully indemnify and hold harmless SpinCo and its Affiliates and their respective directors, officers, employees and agents (the “SpinCo Indemnified Parties”) from and against any and all Damages incurred by any such VSI Indemnified Party based on any third party claim (a) arising out of or relating to VSI’s breach of this Agreement, or (b) alleging that any SpinCo Indemnified Party is responsible for any action by any VSI Indemnified Party by reason of such VSI Indemnified Party’s Use of the SpinCo IP or SpinCo Patents, solely to the extent such claim arises out of such Use.

7.3    Indemnity Procedures. Any indemnified Party submitting an indemnity claim under Section 7.1 or 7.2, as applicable (“Indemnified Party”), shall: (a) promptly notify the indemnifying Party under Section 7.1 or 7.2, as applicable (“Indemnifying Party”), of such claim in writing and furnish the Indemnifying Party with a copy of each communication, notice or other action relating to the event for which indemnity is sought; provided that no failure to provide such notice pursuant to this Section shall relieve the

Indemnifying Party of its indemnification obligations, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend or settle the claim; (b) give the Indemnifying Party the authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as the Indemnifying Party shall determine; and (c) give the Indemnifying Party sole control of the defense (including the right to select counsel, at the Indemnifying Party’s expense) and the sole right to compromise and settle such suit or proceeding; provided that the Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any suit or proceeding unless such compromise or settlement (i) is solely for monetary damages (for which the Indemnifying Party shall be responsible), (ii) does not impose injunctive or other equitable relief against the Indemnified Party, (iii) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding, and (iv) does not require the Indemnified Party to perform or refrain from performing any action. Notwithstanding anything in this Section 7.3, with respect to any claim covered by Section 7.1 or 7.2, as applicable, the Indemnified Party (in its capacity as such) may participate in the defense at its own expense.

7.4    Consequential Damages. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, EXCEPT IN CONNECTION WITH A BREACH OF SECTION 5, IT BEING UNDERSTOOD THAT A PARTY’S BREACH OF ITS INDEMNITY OBLIGATIONS HEREUNDER SHALL BE DIRECT DAMAGES REGARDLESS OF WHETHER THE DAMAGES CLAIM FOR WHICH INDEMNITY IS SOUGHT IS CHARACTERIZED AS SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL.

8.     MISCELLANEOUS

8.1    Reservation. All rights not expressly granted by a Party hereunder are reserved by such Party. Nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in Sections 2 and 3.

8.2    Section 365(n). (a) All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code and all intellectual property, proprietary information, and other materials licensed under this Agreement are, and shall be deemed to be, “embodiment(s)” of “intellectual property” for purposes of same; (b) the parties will retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code; (c) the parties agree that each party, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against the other party as licensor under the U.S. Bankruptcy Code, each party as a licensee will be entitled to a complete duplicate of or complete access to (as the licensee-party deems appropriate), any such intellectual property and all embodiments of such intellectual property; and (d) such intellectual property and all embodiments thereof will be promptly delivered to the licensee-party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the licensee-party, unless the licensor-party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the licensor-party upon written request therefor by the licensee party. The foregoing is without prejudice to any rights a licensee-party may have arising under the U.S. Bankruptcy Code or other applicable Law. In the event either Party, or any of their respective Affiliates, is the subject of proceedings under the bankruptcy or insolvency laws of any jurisdiction other than the United States, all of the rights and licenses granted under or pursuant to this Agreement shall be characterized, to the greatest extent possible under the laws of such jurisdiction, as necessary to preserve the benefits, rights, and licenses granted to the licensee-party as set forth in this Agreement.

8.3    Counterparts; Entire Agreement; Corporate Power

(a)    This Agreement may be executed in one or more counterparts (including by facsimile, PDF or other electronic transmission), all of which will be considered one and the same agreement.

(b)    This Agreement, including the annexes hereto, contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

(c)    Each Party represents and warrants to the other Party as follows:

(i)    it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

8.4    Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without regard to rules of conflicts of laws.

8.5    Binding Effect; Assignability. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that no Party may assign any of its rights or assign or delegate any of its obligations under this Agreement without the express prior written consent of the other Party.

8.6    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Subsidiaries, Affiliates, successors and assigns and will not be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement. The Parties agree that each SpinCo Indemnified Party and VSI Indemnified Party who is not a party to this Agreement is an intended third party beneficiary of the indemnification provisions of this Agreement.

8.7    Notices. All notices, requests and other communications to any Party hereunder will be in writing and will be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to VSI, to:

Verint Systems Inc.

175 Broadhollow Road

Melville, New York 11747

Attention: Chief Administrative Officer

Email: peter.fante@verint.com

If to SpinCo to:

Cognyte Software Ltd

33 Maskit

Herzliya Pituach 4673333

Israel

Attention: Ziv Levi, Chief Legal Officer

Email: ziv.levi@cognyte.com

A Party may, by notice to the other Party, change the address to which such notices are to be given. All such notices, requests and other communications will be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

8.8    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid, void or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties will negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect, as closely as possible, the original intent of the Parties.

8.9    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.10    Waivers of Default; Remedies Cumulative. Waiver by a Party of any default by another Party of any provision of this Agreement will not be deemed a waiver by the waiving Party of any subsequent or other default, nor will it prejudice the rights of another Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.11    Amendments. No provisions of this Agreement may be waived, amended, supplemented or modified, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

8.12    Interpretation. In this Agreement (a) words in the singular will be deemed to include the plural and vice versa and words of one gender will be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Annexes hereto) and not to any particular provision of this Agreement; (c) Annex, Article, Section, Schedule and Exhibit references are to the Annexes, Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) will be deemed to include the exhibits, schedules and annexes to such agreement; (e) references to “$” will mean U.S. dollars; (f) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified; (g) the word “or” will not be exclusive; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “written” or “in writing” include in electronic form; (j) references to “business day” will mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Israel, as the context requires; (k) references herein to this Agreement or any other agreement contemplated herein will be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (l) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import will all be references to the date set forth in the Preamble.

8.13    Mutual Drafting. This Agreement will be deemed to be the joint work product of the Parties, and any rule of construction that a document will be interpreted or construed against a drafter of such document will not be applicable.

[Signatures on Following Page]

The Parties hereby execute this Agreement as of the Effective Date.

Verint Systems Inc.		Cognyte Software Ltd.

By:		By:
	Name:		Name:
	Title:		Title:

Agreed, Acknowledged, and Accepted:

Verint CES Ltd.		Cognyte Technologies Israel Ltd.

By:		By:
	Name:		Name:
	Title:		Title:

Signature Page to Intellectual Property Cross License Agreement